Exhibit 11

Domaines Barons de Rothschild (Lafite) SCA
33, rue de la Baume
75008 Paris
France

September 15, 2004

Constellation Brands, Inc.
370 Woodcliff Drive
Fairport, New York 14450
Attention: Richard Sands

Huneeus Vintners LLC
1601 Silverdo Trail
Napa, California 94574

Gentlemen:

     This letter will confirm that the commitments of each of Domaines Barons de Rothschild (Lafite) SCA (“DBR”), Constellation Brands, Inc., acting through its wholly-owned subsidiary, Franciscan Vineyards, Inc. (“Constellation”), and Huneeus Vintners LLC (“Huneeus” and together with DBR and Constellation, the “Principals”) contained in the Commitment Letter (the “Commitment Letter”), dated as of May 16, 2004 among Principals, shall be extended and expire on December 31, 2004 if no Merger Agreement (as defined in the Commitment Letter) shall have been entered into prior to that date.

     Please confirm that the foregoing conforms to your understanding by executing and returning a copy of this letter to the undersigned, whereupon this letter shall, constitute a binding agreement among ourselves.

Very truly yours,

DOMAINES BARONS DE ROTHSCHILD
(LAFITE) SCA

By:	/s/ Eric de Rothschild

Eric de Rothschild/Managing Director

Confirmed and Agreed:

CONSTELLATION BRANDS, INC.

By:	/s/ Richard Sands

Richard Sands, Chairman of the Board
and Chief Executive Officer

HUNEEUS VINTNERS LLC

By:	/s/ Agustin Huneeus

Agustin Huneeus, Manager